EXHIBIT 8

February 2, 2004

Apogent Technologies Inc.

30 Penhallow Street

Portsmouth, NH 03801

Re:    Floating Rate Senior Convertible Contingent Debt Securities

 Tax Matters Opinion

Ladies and Gentlemen:

We have acted as counsel to Apogent Technologies Inc., a Wisconsin corporation (the “Company”), and the Guarantors (as defined below) in connection with the preparation of the Registration Statement on Form S-3 being filed herewith (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Act”), to register for sale by the holders named or to be named in the prospectus relating to the $345,000,000 aggregate principal amount of the Company’s Floating Rate Senior Convertible Contingent Debt Securities (“CODES”) due 2033 and the shares of Common Stock, par value $0.01 per share, of the Company (together with the associated preferred stock purchase rights issued pursuant to the Company’s Rights Agreement, the “Shares”) into which the CODES may be converted.

In connection with the opinion, we have examined and relied on original or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Preliminary Prospectus included therein, (iii) the Indenture, dated December 17, 2003 relating to the CODES by and among the Company, the Subsidiary Guarantors parties thereto and The Bank of New York, as Trustee, and (iv) such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein. We have also relied upon statements and representations made to us by representatives of the Company.

We hereby confirm that, although the discussion set forth in the Preliminary Prospectus under the heading “Certain United States Federal Income Tax Considerations” does not purport to discuss all possible United States federal income tax consequences of the purchase, ownership and disposition of the CODES, in our opinion such discussion constitutes, in all material respects, a fair and accurate summary of the United States federal income tax consequences of the purchase, ownership and disposition of the CODES, based upon current United States federal income tax law. There can be no assurance, however, that any of the opinions expressed herein will be accepted by the Internal Revenue Service or, if challenged, by a court of law.

In connection with this opinion, we have assumed without verification (i) the genuiness of all signatures on all documents, (ii) the authority of the parties (other than the Company) executing such documents, (iii) the authenticity of all documents submitted to us as originals, and (iv) the conformity to original documents of all documents submitted to us a copies.

This opinion is delivered in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Act. In rendering our opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury Department regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change or differing interpretations, possibly with retroactive effect. A change in the authorities or the accuracy or completeness of any of the information, documents, certificates, records, statements, representations, covenants, or assumptions on which our opinion is based could affect our conclusions. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) in applicable law or any information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that becomes incorrect or untrue.

This opinion is delivered to you solely for use in connection with the Registration Statement and is not to be used, circulated, quoted or otherwise referred to for any other purpose, or relied upon by any other person, without our express written permission. In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Act, we hereby consent to the reference to our firm in the Preliminary Prospectus and Prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Quarles & Brady LLP

Quarles & Brady LLP